Exhibit 21.1

Listed below are subsidiaries of Philip Morris International Inc. (the “Company”) as of December 31, 2007 with their jurisdiction of organization shown in parentheses. This list omits the subsidiaries of the Company that in the aggregate would not constitute a “significant subsidiary” of the Company, as that term is defined in Rule 1–02(w) of Regulation S-X.

PM International Management S.A. (Switzerland)
PM Products S.A. (Switzerland)
PM GmbH (Germany)
PM Manuf GmbH (Germany)
f6 CIG.FAB.GmbH&CoKG (Germany)
SAMPOERNA Tbk. (Indonesia)
ZAO PM IZHORA (Russia)
PHILSA (Turkey)
PMJKK (Japan)
PM LIMITED AU (Australia)
PM MEXICO (Mexico)
FTR HOLDING S.A. (Switzerland)
PM HOLLAND B.V. (Holland)
TABAQUEIRA-EIT, S.A. (Portugal)
CJSC PM UKRAINE (Ukraine)
PM SPAIN S.L. (Spain)
PM HOLLAND Holdings B.V. (Holland)
PM CR a.s. (Czech Republic)
PM ITALIA S.r.l. (Italy)
PM FINANCE SA (Switzerland)